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STATE STREET CORPORATION

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PATRICK A. JORSTAD

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Editorial Contact: FOR IMMEDIATE RELEASE	Patrick Jorstad 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-5837 [link to external URL redacted by author] editor@shareholdersonline.org

State Street's Central Role in America's Pension Fund Industry
Makes Superior Corporate Governance Controls Crucial, Shareholder Says

ALEXANDRIA, VIRGINIA, September 8, 2006 --- Patrick Jorstad, the State Street shareholder seeking to hold a Special Meeting of State Street's shareholders in October, points to State Street's central role in America's pension fund industry as yet another reason to ensure that superior corporate governance controls and practices are in place at the company.

"Independent" Directors Should Re-Read President Bush's 2002 State of the Union Address,
Take President's Call for "Highest Standards of Conduct" to Heart, Says Jorstad;
Notes Relationship Between State Street CEO and Former White House Chief of Staff Andy Card

On January 29, 2002, in the immediate aftermath of the Enron implosion and other high-profile corporate scandals, President Bush gave his annual State of the Union speech. Addressing the nation's concerns over the health of the private pension system, the President said: "A good job should lead to security in retirement. I ask Congress to enact new safeguards for 401K and pension plans. (Applause.) Employees who have worked hard and saved all their lives should not have to risk losing everything if their company fails. (Applause.) Through stricter accounting standards and tougher disclosure requirements, corporate America must be made more accountable to employees and shareholders and held to the highest standards of conduct. (Applause.)"

Just this summer, Congress passed the Pension Protection Act of 2006, and the President signed it into law on August 17th.

"The President called on Corporate America to be more accountable to employees and shareholders, and to be held to the highest standards of conduct. Yet, as a plan participant in State Street's Salary Savings Program, and as a shareholder who holds shares outside that pension plan, I was ejected from the annual meeting (and my partner and plan beneficiary was arrested) for asking questions that touched directly on the purported independence of our Board of Directors," says Jorstad.

"As I've said before, asking questions about the touted independence of directors should not get an owner booted out of a shareholders' meeting. I'm especially puzzled by Mr. Logue's conduct, given his relationship with the President's former Chief of Staff, Andy Card."

Jorstad cites an interview that State Street's current Chairman and CEO, Ronald E. Logue, gave to the Boston Globe. The article, titled "Rocky Times at 'Staid' Street: New CEO Looks to Get the Firm Back on Track through Focusing on Execution," ran on August 4, 2004, and was written by Andrew Caffrey of the Globe's staff.

The article mentions that, "...Logue is a Holbrook native who graduated from high school with White House Chief of Staff Andrew Card..."

A photo of Logue and Card, published in the Boston Herald on April 28, 2001, is captioned: "SHARING A LAUGH: White House Chief of Staff Andrew H. Card, the featured speaker at yesterday's Herald Hundred awards luncheon at the Fairmont Copley Plaza, chats with Ron Logue of State Street Corp. Political figures and prominent business people attended the event." (Staff photos by Ted Fitzgerald.)

"When Logue said he wanted to get the firm back on track through 'execution,' I didn't realize he meant by executing shareholders," Jorstad chuckles. "As for Logue's high school homeboys in high places, I think they wouldn't be sharing a laugh with him, if they had seen how he scorned the President's call to be accountable to State Street's employees and shareholders at the Annual Meeting in April," Jorstad adds. "State Street's employees are told, right on the face of their Salary Savings Program voting instruction form, that they are not permitted to vote at the shareholders' meetings."

The last two pages of the "independent" Directors' proxy materials include the voting instruction form that participants in State Street's Salary Savings Program received for the 2006 Annual Meeting. "Plan participants are barred from exercising their pass-through voting rights at the meeting itself. That effectively means that any floor proposals - such as the ones I submitted relating to director conflicts and director retirement this year - are left to the discretion of the Trustee. The Trustee is State Street Bank & Trust Company, the principal subsidiary of the Corporation. The Directors of the Corporation also serve as the Directors of the Bank. I think the Trustee lacks the necessary independence; nobody from the Trustee even contacted me, to try to gauge the merits of the two floor proposals, or to learn about the governance concerns that underpinned them."

"Independent" Directors Should Be Laying the Groundwork Now
To Poise State Street for Future Pension Reforms, Jorstad Says;
Cites President's Privatization Initiatives

In his 2002 State of the Union Address, the President also pushed for eventual privatization of Social Security: "Retirement security also depends upon keeping the commitments of Social Security, and we will. We must make Social Security financially stable and allow personal retirement accounts for younger workers who choose them. (Applause.)"

But Jorstad worries that high-profile ESOP litigation involving State Street undercuts the Corporation's past support of these privatization initiatives.

"I'm one of those younger workers the President seemed to be targeting for the phase-in of privatized Social Security accounts. But based on what I've seen from State Street's legal filings in the United Airlines and Polaroid cases - just to name a couple - I think the system needs to be fixed, before we start thinking about privatizing Social Security. Don't get me wrong; as a State Street shareholder, I'd love to see the company reap those management fees someday. I just happen to think that additional safeguards need to be put into place (including reform of the law governing the fiduciary duties of directed trustees), before we can have that debate as a nation."

Jorstad points to the still-pending class action ERISA lawsuit that Polaroid employees have brought, naming State Street Bank & Trust as a co-defendant. "That case involves interlocked Directors sitting on both State Street's and Polaroid's boards, and Ropes & Gray represented the former Polaroid CEO until this May, when Ropes was replaced by WilmerHale."

Jorstad also cites the Seventh Circuit Court of Appeals' decision in Summers et al. v. State Street Bank & Trust and UAL ESOP Committee et al. (05-4005 and 05-4317). That decision was handed down on June 28, 2006, and is available in many public repositories. The Plaintiffs/Appellants in that case are participants and beneficiaries of United Airlines' Employee Stock Ownership Plan, or ESOP.

National media attention has been focused on both the Polaroid and UAL ESOP litigation. If the UAL Plaintiffs decide to pursue a further appeal to the U.S. Supreme Court, further media coverage is likely, says Jorstad. "The very real possibility exists," says Jorstad, "that State Street's triumph before the Seventh Circuit will by a Pyrrhic Victory. Only so many of these high-profile ESOP cases can turn on the 'We're the directed trustee, and were only following orders defense,' before Congress steps in and rewrites the rules, in my opinion. State Street's shareholders should be monitoring the progress of these ESOP-themed cases, and I think it is long past time for us to have an intra-corporate discussion about the meaning of the root of the word 'trustee' at State Street Bank & Trust."

Jorstad is also troubled by the apparent retreat State Street's senior executive management seems to have made from the privatization debate. "We've gone from the days of Marsh Carter and Bill Shipman crisscrossing the nation advocating Social Security privatization, to Ron Logue giving public speeches throwing cold water on the privitazation issue," Jorstad says. "I thought it was an April Fool's Day joke when I read the Boston Herald article about Mr. Logue's breakfast speech to business leaders in Boston, backing away from the President's plan."

Jorstad is referencing the article titled, "Logue Pokes Big Hole in Bush Proposal," by Brett Arends, dated April 1, 2005. The article ran on page 27 of the Herald. "Bill Shipman and Marsh Carter co-authored Promises to Keep: Saving Social Security's Dream, and Bill Shipman became the Co-Chairman of the Cato Institute's Project on Social Security Privatization. Now, along comes Logue, and he's expressing public doubts about State Street not being able to make money off it. I just don't get that."

Jorstad adds: "Maybe as part of their interview process, the Nominating Committee of our 'independent' Board of Directors should ask candidates for our next CEO to describe his or her plans for restoring State Street's thought leadership on this important national issue."

The four-member Nominating and Corporate Governance Committee of State Street's "independent" Board of Directors includes Nader F. Darehshori, whose undisclosed business relationships with Mr. Logue's brother have caused Mr. Jorstad to express his concerns about the degree of thoroughness of the last search for a CEO in 2004, when Logue suddenly replaced State Street veteran David A. Spina.

State Street's Selection by Bush Administration as
Enron Special Fiduciary Raises Questions for State Street's Shareholders, Jorstad Says;
Fallout and Spillover from Enron Felt in Pending Polaroid Class Action

Jorstad also raises his concerns about State Street's selection by senior Bush Administration officials to take on the role of special fiduciary in the Enron matter.

"In the immediate aftermath of Enron's implosion, the media seemed to focus their attention almost exclusively on the devastating consequences for Enron families. Very few reports emerged about the quiet secondary story: the full-court press that Labor Secretary Elaine Chao and Labor Solicitor Eugene Scalia made to handpick State Street Bank & Trust as the special fiduciary for the Enron plans."

Jorstad continues: "Remember those infamous Enron 'Why?' commercials, which ran during Enron's heyday? Well, the media never did ask the quintessential Enron question when it came to the Bush Administration's handpicked selection of State Street - 'Why State Street?' instead of other trust banks? I guess back in 2001 and 2002, the media was preoccupied with the main story, but there's time now to go back and re-examine some of these issues."

"State Street shareholders should be wondering 'Why did State Street senior management agree to take this on?' Look at the fallout and spillover from the Enron case to the Polaroid case."

Jorstad cites the Memorandum and Order signed by The Honorable William H. Pauley, III, U.S. District Judge, dated February 4, 2005. That Order related to State Street Bank & Trust's Motion to Disqualify the Polaroid Plaintiffs' attorneys. Mr. Jorstad has obtained an electronic copy of this Order, which is also available from the website of the Polaroid Plaintiff's attorneys, Keller Rohrback, LLP, by visiting their pending ERISA cases.

State Street argued to Judge Pauley that the Polaroid Plaintiffs' counsel should be disqualified, because State Street had worked collaboratively with that firm on the Enron matter, sharing "confidential" information about certain unsavory pension industry practices. State Street argued that these shared trade secrets should not boomerang, and be used against State Street itself in the Polaroid matter.

Judge Pauley, who serves on the Federal bench in the Southern District of New York, wrote: "The present motion hinges on State Street's and Keller's interaction in another ERISA action that is pending in the Southern District of Texas titled Tittle v. Enron Corp. (In Re: Enron Corporation ERISA Litigation), No. H-01-3913 (the 'Enron Litigation')."

Later in the Memorandum, Judge Pauley continues: "In March 2002, at the urging of the Department of Labor, Enron selected State Street to serve as the independent fiduciary supervising its retirement plans. [...] State Street has provided Keller 'with confidential information concerning State Street's insights, experience and understandings about the work of institutional trustees'..."

Jorstad says, "First, note the timing of the Labor Department's intervention to handpick State Street: just two months after the President's State of the Union Address, when the Administration was still reeling from news reports of the close ties with 'Kenny Boy' Lay. Clearly, this issue was front and center for the White House, and it was no accident that State Street got the nod."

Jorstad continues: "The whole disqualification argument that State Street advanced to Judge Pauley in the Polaroid case seems to be: 'We (State Street) shared our firsthand knowledge of the industry's dirty tricks and shenanigans, expecting Keller to use that knowledge against our competitor, Northern Trust (the removed Enron trustee). We never imagined this would ever boomerang on us, and be used against us. We feel betrayed, and think Keller should be disqualified because we deem this to be a conflict of interest'."

Judge Pauley denied State Street's motion to disqualify the Polaroid Plaintiffs' legal counsel.

"For the interlocked, conflict-ridden Boards of Polaroid and State Street to argue that the Polaroid Plaintiffs should be deprived of their chosen legal counsel on this basis was breathtaking in its hypocrisy," says Jorstad, adding, "Keller Rohrback wasn't removed, but Ropes & Gray - whose own conflicts with the State Street Board are now well known - was replaced as defense counsel for Polaroid's former CEO earlier this year by WilmerHale."

The bottom line for State Street shareholders? "It seems that the Polaroid case has gone from bad to worse for State Street and its co-defendants, in part because of State Street's work with Keller Rohrback in the Enron matter. So, I return to the original question: why did State Street's senior executive management sign on for the Enron slog, at the urging of the senior-most Labor Department officials in the Bush Administration?"

"I'd love to give Labor Secretary Elaine Chao and former Labor Solicitor Eugene Scalia an earful about how State Street treats its own plan participants," Jorstad says. Chao is married to U.S. Senator Mitch McConnell (R-KY). Eugene Scalia is the son of U.S. Supreme Court Justice Antonin Scalia, and is now in private practice at the law firm of Gibson, Dunn & Crutcher.

Jorstad openly speculates on why such senior members of the Bush Administration argued for State Street's selection as the "fixer" for the Enron mess. "Did it have anything to do with the relationship between Mr. Card and Mr. Logue? I don't know, but a few well-crafted Freedom of Information Act requests to Secretary Chao and the Executive Office of the President ought to shed some light on the matter. There has to be a paper trail leading up to the public selection of State Street by Secretary Chao and Solicitor Scalia."

As further evidence of a special relationship with the Bush Administration, Jorstad cites the press release that State Street issued on October 6, 2005, entitled, "State Street Renews Contract with Halliburton after More Than a Decade of Service".

"That coincides with the Vice President's tenure at Halliburton," Jorstad says, pointing to Halliburton's proxy materials for the year 2000 (the year the former head of Halliburton resigned to run for Vice President). "He became President and CEO of Halliburton in 1995, right around the time that State Street got the Halliburton pension fund mandate."

"Look, as a State Street shareholder, I'm pleased that we earn fees from Halliburton," says Jorstad. "But if the close ties to Bush Administration officials compromised the Directors' and senior executive officers' judgment in deciding to take on the role of special fiduciary in the Enron matter, I think that is worth further intra-corporate discussion. Just look at the fallout and spillover from the Enron matter into the Polaroid class action, with Keller Rohrback allegedly using the playbook that State Street taught them to go after a competitor (Northern Trust), to now come after State Street itself."

Outcome of Mid-Terms Could Lead to Enhanced Scrutiny of Entire Industry, Jorstad Says;
Notes State Street's Quiet Role as Custodian or Asset Manager Throughout America

"If you look up the Form 5500's filed by pension plans with the Department of Labor, you will find that in every state, every Congressional District, State Street is listed as a service provider to pension plans both large and small," says Jorstad. "Those filings are available from the Department of Labor, and are also available at the FreeERISA website. If you look up State Street, State Street Bank, State Street Bank and Trust, CitiStreet, State Street Global Advisors, SSgA, and other variations of the parent, subsidiaries, and joint ventures, you'll find filing after filing, with State Street's fees shown on one or more of the Schedules."

Jorstad continues: "Most Americans have probably never even heard of State Street. But if they check the fine print of their pension plan documents or mutual fund mailings, they'll often-times discover that their plan or fund is paying fees to the Corporation. In the case of many mutual funds, they'll also find that Ropes & Gray is legal counsel to those funds."

"Lawmakers on both sides of the aisle have expressed disappointment that the Pension Protection Act of 2006 did not go far enough in its safeguards, and have expressed their hopes of coming back for another pass later on down the road," Jorstad says. "As we approach the mid-term elections, I think State Street shareholders may want to enact some changes in the Corporation's governing documents, to help ensure that State Street's reputation, recordkeeping practices, and corporate governance controls are beyond reproach."

"What do we say to a prospective client that points to the Polaroid ESOP fiasco, and asks why they should entrust their plan to State Street's care? How do we explain the interlocks that existed between Polaroid's board and ours? How do we explain State Street's attempt to deprive the Polaroid Plaintiffs of their chosen legal counsel? These are questions I'd like to pose to the non-management Directors, and to the next CEO of State Street."

"Call it a hunch, but I suspect we'll be hearing much more about these issues in the weeks leading up to the mid-term elections," Jorstad concludes.

###

Important Information: Patrick A. Jorstad plans to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of State Street Corporation in connection with a Proposed Special Meeting of Stockholders, if that Special Meeting is called as proposed. State Street's annual meeting ordinarily takes place the third Wednesday of April each year. SECURITY HOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Jorstad is the beneficial owner of approximately 331 shares of State Street's common stock, as of August 25, 2006.